Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-282546) of our report dated August 28, 2025, relating to the consolidated financial statements of VSee Health, Inc. (the “Company”) as of and for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

San Francisco, California

March 31, 2026